Exhibit (I)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, each dated April 14, 2026, and each included in this Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, File No. 333-267670) of The Lincoln National Life Insurance Company (the “Registration Statement”).

We also consent to the use of our report dated March 12, 2026, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 14, 2026